SECOND AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of October 24, 2013, to the Fund Administration Servicing Agreement, dated as of October 23, 2009, as amended January 24, 2013 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the Convergence Funds (the "Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Convergence Opportunities Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Buckel	By: /s/ Michael R. McVoy_____________

Printed Name: John Buckel	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A
to the
Fund Administration Agreement – Trust for Professional Managers

Fund Names

Name of Series
Convergence Core Plus Fund
Convergence Opportunities Fund